                                                                 EXHIBIT (12)(a)

                                   ONEOK, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                                August 31, 1998


                                                      YEARS ENDED AUGUST 31,
                                      ----------------------------------------------------
                                           1998       1997       1996       1995     1994
                                           ----       ----       ----       ----     ----
FIXED CHARGES, AS DEFINED
     INTEREST ON LONG-TERM DEBT           30,846     31,354     31,748     32,345   32,979
     OTHER INTEREST                        3,723      3,376      3,184      4,934    1,855
     AMORTIZATION OF DEBT ISSUE COSTS        506        518        530        512      525
     INTEREST ON LEASE AGREEMENTS          2,325      2,266      2,266      2,266    2,266
                                      ----------------------------------------------------
          TOTAL FIXED CHARGES             37,400     37,514     37,728     40,057   37,625
                                      ====================================================
EARNINGS BEFORE INCOME TAXES             168,380     94,107     85,873     68,146   57,276
                                      ----------------------------------------------------
EARNINGS AVAILABLE FOR
FIXED CHARGES                            205,780    131,621    123,601    108,203   94,901
                                      ====================================================

RATIO OF EARNINGS TO
FIXED CHARGES                               5.50x      3.51x      3.28x      2.70x    2.52x
                                      ====================================================



FOR PURPOSES OF COMPUTING THE RATIO OF EARNINGS TO FIXED CHARGES, "EARNINGS" CONSISTS OF NET INCOME PLUS FIXED CHARGES AND INCOME TAXES. "FIXED CHARGES CONSISTS OF INTEREST CHARGES, THE AMORTIZATION OF DEBT ISSUE COSTS AND THE REPRESENTATIVE INTEREST PORTION OF OPERATING LEASES.